Exhibit 3.1

DUPONT FABROS TECHNOLOGY, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING ADDITIONAL

SHARES OF 7.625% SERIES B CUMULATIVE REDEEMABLE

PERPETUAL PREFERRED STOCK

DuPont Fabros Technology, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority contained in the Articles of Amendment and Restatement of the Corporation (the “Charter”), and pursuant to authority vested by the Board of Directors of the Corporation (the “Board”) in a pricing committee of the Board at a meeting of the Board held on February 24, 2011, such pricing committee, by resolution approved at a meeting held on March 3, 2011, previously classified and designated 4,140,000 shares of Preferred Stock (as defined in the Charter), par value $0.001 per share, of the Corporation as 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in the “Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock” filed by the Corporation with the State Department of Assessments and Taxation of Maryland on March 7, 2011 (the “Series B Articles Supplementary”).

SECOND: Under the authority contained in the Charter and pursuant to authority vested by the Board in the Pricing Committee of the Board (the “Pricing Committee”) by unanimous written consent of the Board, dated January 10, 2012, the Pricing Committee, by resolution approved at a meeting held on January 13, 2012, classified an additional 2,990,000 shares of Preferred Stock as Series B Preferred Stock, par value $0.001 per share, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in the Series B Articles Supplementary, with the result that the Corporation shall now have authorized an aggregate of 7,130,000 shares of Series B Preferred Stock, all of which shall constitute a single series of Preferred Stock.

THIRD: The additional shares of Series B Preferred Stock have been classified and designated Series B Preferred Stock by the Pricing Committee under the authority granted by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Pricing Committee in accordance with the power delegated to the Pricing Committee by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 9:00 a.m. (Eastern Time) on January 19, 2012.

FOURTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 17th day of January, 2012.

DUPONT FABROS TECHNOLOGY, INC.

		By:	/s/ Hossein Fateh
Hossein Fateh
President and Chief Executive Officer

ATTEST:

By:	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
Secretary

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